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                                      Exhibit B


          AMENDMENT TO THE BY-LAWS ADOPTED AT A MEETING OF THE DIRECTORS OF
                      MASON STREET FUNDS, INC. ON AUGUST 6, 1998



AMENDMENT: RESOLVED, that Section 8.06 of the By-laws of the corporation is hereby amended by inserting the following sentence as the fifth sentence, effective August 6, 1998:

"The Fund may also invest up to 5% of its assets in other equity securities, rights, warrants, options and other derivatives."